As filed with the Securities and Exchange Commission on August 3, 2022
Registration Nos. 333-236180
333-215874
333-192458
333-171713
333-164333
333-141186
333-107913
333-123103
333-49610
333-42012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236180

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215874

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192458

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171713

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164333

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141186

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107913

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-123103

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49610

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42012

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERITOR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana	38-3354643
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2135 West Maple Road
Troy, Michigan 48084-7186
(Address of Principal Executive Offices) (Zip  Code)

Meritor, Inc. 2020 Long-Term Incentive Plan
Meritor, Inc. Amended and Restated 2010 Long-Term Incentive Plan
Meritor, Inc. Amended and Restated 2010 Long-Term Incentive Plan
Meritor, Inc. Amended 2010 Long-Term Incentive Plan
Meritor, Inc. 2010 Long-Term Incentive Plan
Meritor, Inc. 2007 Long-Term Incentive Plan
Meritor, Inc. Savings Plan
Meritor, Inc. Hourly Employees Savings Plan
Meritor, Inc. 1997 Long-Term Incentives Plan
Meritor, Inc. Employee Stock Benefit Plan, 1988 Stock Benefit Plan and 1998 Employee Stock Benefit Plan

(Full Title of the Plan)

Scott M. Confer, Esq.
Interim Chief Legal Officer and Corporate Secretary
Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186

(Name and Address of Agent For Service)

(248) 435-1000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Meritor, Inc., an Indiana corporation (the “Registrant”):

•	Registration Statement No. 333-236180, filed on January 31, 2020, registering 4,100,000 shares of common stock, par value $1 per share, under the Meritor, Inc. 2020 Long-Term Incentive Plan.

•
Registration Statement No. 333-215874, filed on February 3, 2017, registering 3,000,000 shares of common stock, par value $1 per share, under the Meritor, Inc. Amended and Restated 2010 Long-Term Incentive Plan.

•	Registration Statement No. 333-192458, filed on November 20, 2013, registering 5,100,000 shares of common stock, par value $1 per share, under the Meritor, Inc. 2010 Long-Term Incentive Plan.

•
Registration Statement No. 333-171713, filed on January 14, 2011, registering 3,700,000 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. Amended 2010 Long-Term Incentive Plan.

•	Registration Statement No. 333-164333, filed on January 14, 2010, registering 1,200,000 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. 2010 Long-Term Incentive Plan.

•	Registration Statement No. 333-141186, filed on March 9, 2007, registering 4,000,000 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. 2007 Long-Term Incentive Plan.

•	Registration Statement No. 333-107913, filed on August 13, 2003, registering 2,500,000 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. Savings Plan.

•	Registration Statement No. 333-123103, filed on March 3, 2005, registering 750,000 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. Hourly Employees Savings Plan.

•	Registration Statement No. 333-49610, filed on November 9, 2000, registering 3,750,000 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. 1997 Long-Term Incentives Plan.

•
Registration Statement No. 333-42012, filed on July 17, 2000, registering 2,583,703 shares of common stock, par value $1 per share, under the ArvinMeritor, Inc. Employee Stock Benefit Plan, 1988 Stock Benefit Plan and 1998 Stock Benefit Plan.

Pursuant to the Agreement and Plan of Merger (as amended, modified or supplemented from time to time), dated as of February 21, 2022, by and among Cummins Inc., an Indiana corporation (“Parent”), Rose NewCo Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on August 3, 2022, with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on August 3, 2022.

MERITOR, INC.

By:	/s/ Scott M. Confer
	Name:	Scott M. Confer
	Title:	Vice President and Interim General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.